COMPAQ COMPUTER CORPORATION 	P.O. BOX 692000		NEWS RELEASE
PUBLIC RELATIONS DEPARTMENT		HOUSTON, TEXAS
77269-2000
          			  	TEL 281-514-0484
          				FAX 281-514-4583

                         		HTTP://WWW.COMPAQ.COM



[Logo of Compaq Computer Corporation appears here]



FOR IMMEDIATE RELEASE



                   COMPAQ ANNOUNCES FIVE-FOR-TWO STOCK SPLIT

     HOUSTON, July 1, 1997 - Compaq Computer Corporation (NYSE:CPQ) today announced that its Board of Directors approved a five-for-two stock split in
the    form    of    a    stock    dividend.

"This stock split reflects our confidence in Compaq's long-term growth," said Benjamin M. Rosen, Chairman. "In addition, the lower post-split share price will make it easier for individual investors to purchase the stock, thus
helping    broaden    the    Company's    ownership    base."

The record date for the stock split is July 14, 1997. Shareholders of record as of that date will receive three additional shares of common stock for every two shares they own on that date. Distribution of new shares will be mailed on or about July 28, 1997. As of June 30, 1997, Compaq had 276 million shares outstanding. Upon completion of the split, the number will increase to 690 million shares outstanding. In addition, the number of shares that would be issued in the recently announced proposed merger with Tandem Computers Incorporated would be appropriately adjusted to reflect the stock split.

COMPANY    BACKGROUND

Compaq Computer Corporation, a Fortune 100 company, is the fifth largest computer company in the world and the largest global supplier of personal computers, delivering useful innovation through products that connect people with people and people with information. The company is an industry leader in environmentally friendly programs and business practices. Compaq is strategically organized to meet the current and future needs of its customers, offering Internet and enterprise computing solutions, networking products, commercial PC products and consumer PCs. As the leader in distributed enterprise solutions, Compaq has shipped over a million servers. In 1996, the company reported worldwide sales of $18.1 billion. Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq And its products can be found at http://www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations can be obtained
by    calling    1-800-345-1518.

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